CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2019, relating to the financial statements and financial highlights of Validea Market Legends ETF, a series of ETF Series Solutions, for the period ended November 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
March 26, 2019